Exhibit 5.1

Notice to U.S. Investors

The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgement.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

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PRESS RELEASE

TELECOM ITALIA MEDIA: SPECIAL MEETING OF SAVINGS SHAREHOLDERS HELD

Rozzano (MI), 30 September 2015

Telecom Italia Media announced that the Special Meeting of Savings Shareholders met today at the initiative of the Common Representative, Mr. Dario Romano Radaelli.

The meeting examined a series of topics of interest to the category and, among other things, approved the report of the Common Representative of the savings shareholders and an increase in the expense fund of the category of 350,000 euros.

It should be recalled that the effects of the merger by incorporation of Telecom Italia Media S.p.A. into Telecom Italia S.p.A. come into effect at 23:59 today.

Telecom Italia

Press Office

+39 06 3688 2610

http://www.telecomitalia.com/media

Investor Relations

+39 06 35598278

http://www.investor.telecomitaliamedia.it